Exhibit 3.2.2

EXHIBIT A

AMENDMENT TO BYLAWS
OF
UNITED FINANCIAL BANCORP, INC.

Adopted as of September 20, 2017

The following amendment is hereby made to Article I. Office of the Bylaws of United Financial Bancorp, Inc. (the “Corporation”) based upon the prior approval of, and recommendation of, the Governance and Nominating Committee of the Board of Directors of the Corporation.

ARTICLE I. OFFICE

The following provision is adopted in substitution therefore:
The home office of United Financial Bancorp, Inc. (the “Corporation”) is in Hartford, Connecticut.

The following provision is deleted in its entirety:
The home office of United Financial Bancorp, Inc. (the “Corporation”) is in Glastonbury, Connecticut.